Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	May 6, 2024

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C. (“BCM”), Basswood Partners, L.L.C. (“Partners”), Basswood Opportunity Partners, LP (“BOP”), Basswood Opportunity Fund, Inc. (“BOF”), Basswood Financial Fund, LP (“BFF”) and Basswood Financial Long Only Fund, LP (“BFLOF”) (collectively, the “Reporting Persons”). BCM is the investment manager or adviser to BOP, BFF, BFLOF and BOF (collectively, the “Funds”) and certain separate managed accounts managed by BCM (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Partners is the general partner of BFF, BOP and BFLOF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BFLOF. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

Jonathan D. Brown, a senior analyst at BCM, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.

2.	Common Stock held directly by certain of the Managed Accounts.
3.	Common Stock held directly by BOP.
4.	Common Stock held directly by BOF.
5.	Common Stock held directly by BFF.
6.	Represents shares of Common Stock held by BFLOF.
7.	Common Stock held directly by Jonathan D. Brown.